Exhibit 99.1

Press Release

For Immediate Release

Media Relations Contact:	Investor Relations Contact:
Caroline Bosco	William Davis
+1 312-517-6127	+1 917-519-6994
cbosco@gogoair.com	wdavis@gogoair.com

Gogo Provides Update on 5G Launch

BROOMFIELD, Colo., – July 27, 2023 – Gogo Business Aviation (NASDAQ:GOGO) today announced a delay in its Gogo 5G system launch, due to a design error in a non-5G component of its chip, which was designed by a third-party subcontractor of its 5G solution provider.

“We are disappointed in this delay, but remain confident that Gogo 5G will deliver better performance and better value than competitive ATG or GEO satellite solutions,” said Sergio Aguirre, Gogo’s president and chief operating officer.

Gogo is collaborating with its suppliers on more definitive plans, but expects to deliver Gogo 5G in approximately mid-year 2024, and in keeping with its culture of transparency with customers and partners, will provide periodic updates as warranted.

Gogo has already achieved significant milestones in the launch of Gogo 5G, including the launch of the Gogo 5G antenna and the 150-site ground-based network in the United States and Canada. Gogo continues to take 5G orders and is making headway with major OEMs to make 5G a line-fit option. Additionally, customers can pre-provision today with 5G antennas and harnesses, which will allow operators to quickly install the 5G box once the chip is available.

Gogo 5G is expected to provide ~25 Mbps on average, with peak speeds in the 75-80 Mbps range, outperforming any competitive geosynchronous (GEO) satellite or air-to-ground (ATG) solution. It has been designed with the goal of delivering high throughput with very low latency, addressing the increased demand in data-heavy services and applications in use today, such as video conferencing, cloud computing and social media, as well as emerging technologies in the future.

Despite the delay, Gogo remains confident in its ability to bring to market the first 5G network exclusively for business aviation. Gogo’s suppliers have so far successfully conducted extensive testing of the 5G components of the chip, and the design error is not in the 5G block of the chip.

Gogo expects the project to remain on budget, but that the delay is anticipated to reduce 2023 revenue by approximately $7 million and defer approximately $13 million in operating and capital expense from 2023 into 2024. Gogo plans to share more details during its second quarter 2023 earnings call on August 7, 2023.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity,

inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of March 31, 2023, Gogo reported 3,447 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 7,046 aircraft flying with its ATG systems onboard, and 4,458 aircraft with narrowband satellite connectivity installed. Connect with us at gogoair.com.

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Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business and financial outlook, capital allocation strategy and plans and other financial and operating information. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "future" and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes, including the impact of the delays in Gogo 5G and our estimates regarding the development in Gogo 5G. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, our ability to develop and deploy Gogo 5G, Global Broadband or other next generation technologies, including the expected costs and associates revenues and the timing thereof; the ability of our subcontractor to remedy the error in the non-5G component of the chip; our ability to deliver the expected performance capabilities of any new technology, including, without limitation, the HDX and FDX antennas; fluctuations in our operating results; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on February 28, 2023, and in our quarterly report on Form 10-Q as filed with the SEC on May 3, 2023.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.